[LETTERHEAD OF BRANDEN T. BURNINGHAM]



April 10, 2000


Cybertel Communications Corp.
4320 La Jolla Village Drive, Suite 205
San Diego, California 92122



Re:  Cybertel Communications Corp., a Nevada corporation (the "Company")


Ladies and Gentlemen:

          I refer to the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Registration Statement"), which will be filed with the Securities and Exchange Commission. The Registration Statement relates to the registration of approximately 2,299,451 shares of the Company's one mill ($0.001) par value common stock (the "Common Stock"), to be offered and sold by the holders thereof (the "Selling Stockholders").

                           Assumptions

          In rendering the opinion expressed below, I have assumed, with your permission and without independent verification or investigation:

          1. That all signatures on documents I have examined in connection herewith are genuine and that all items submitted to me as original are authentic and all items submitted to me as copies conform with originals;

          2. Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

          3. That each of the documents referred to constitutes the legal, valid and binding obligation of the party executing the same; and

          4. That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

          I have examined the following documents in connection with this matter:

          1.  Articles of Incorporation of the Company;

          2.  Bylaws of the Company;

          3.  The Registration Statement;

          4. Unanimous Consents of the Board of Directors and of the majority stockholders of the Company; and

          5. Securities Purchase Agreement with Adara Investors LLC, a Delaware corporation, with all exhibits and schedules thereto, including a Registration Rights Agreement (Exhibit D thereto).

          I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

          Based upon my examination mentioned above, and relying on the statements of fact contained in the documents that I have examined, I am of the opinion that the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to me in the Prospectus under the caption "Legal Opinions."


                                   Sincerely yours,

                                          /s/ Branden T. Burningham

                                   Branden T. Burningham